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                                                               EXHIBIT 11



                     Computation of Earnings Per Share

               United Industrial Corporation and Subsidiaries




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                                                          Year Ended December 31

                                                  1994            1993            1992
                                                  ----            ----            ----
       Primary:
       Weighted average shares outstanding      12,237,468     12,258,693      12,257,850
       Equivalent shares-dilutive stock
         options-based on treasury stock
         method using average market price           4,035            -            (A)
                                               -----------   ------------    ------------
                                                12,241,503     12,258,693      12,257,850
                                               ===========   ============    ============
       Income (loss) before cumulative
         effect of accounting changes          $ 5,212,000   $(12,017,000)   $  6,393,000

       Cumulative effect as of January 1,
         1993 of changes in method of
         accounting for:

           Postretirement benefits other
             than pensions, net of taxes               -      (12,890,000)            -

           Income taxes                                -       13,884,000             -
                                               -----------   ------------    ------------
       Net income (loss)                       $ 5,212,000   $(11,023,000)   $  6,393,000
                                               ===========   ============    ============

       Earnings (loss) per share

         Earnings (loss) per share before
           cumulative effect of accounting
           changes for:                        $       .43   $       (.98)   $        .52

             Postretirement benefits other
               than pensions                           -            (1.05)            -

             Income taxes                              -             1.13             -
                                               -----------   ------------    ------------
       Earnings (loss) per share               $       .43   $       (.90)   $        .52
                                               ===========   ============    ============


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   (A) The effect of equivalent shares of dilutive stock options is not significant to earnings per share.

   There is no significant difference between primary and fully diluted earnings per share.

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